Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

           For the Six Months Ended December 31, 1996 and 1995
                              (Unaudited)



                                    Weighted average number of shares
                                             (in thousands)

                                         1996               1995
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           26,835   26,835    27,536   27,536
Dilutive effect of unexercised
 stock options in thousands            982    1,110       653      740
                                    ------   ------    ------   ------
  Total                             27,817   27,945    28,189   28,276
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1996              1995
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $1.06    $1.05*    $ .91    $ .91
Discontinued operation               1.00     1.00     ( .03)   ( .03)
                                    -----    -----     -----    -----
Net earnings per share              $2.06    $2.05     $ .88    $ .88
                                    =====    =====     =====    =====

*Dilution is less than three percent from primary earnings per share.

Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at December 31 of each year.